UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): MARCH 27, 2019 moleculin biotech, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-37758	47-4671997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5300 Memorial Drive, SUITE 950, HOUSTON TX 77007

(Address of principal executive offices and zip code)

(713) 300-5160

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On March 27, 2019, Moleculin Biotech, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”) relating to an underwritten offering (the “Offering”) of 5,250,000 units (each a “Unit”), each Unit consisting of (i) one share of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (ii) 0.5 of a warrant to purchase one share of Common Stock (each a “Warrant”). The public offering price of the Units was $1.00 per Unit, and the Underwriter has agreed to purchase the Units from the Company pursuant to the Underwriting Agreement at a price of $0.93 per Unit.

The Warrants included in the Units will be immediately exercisable at a price of $1.10 per share, subject to adjustment in certain circumstances, and will expire five years from the date of issuance. The shares of Common Stock are being offered together with the Warrants, but the securities comprising the Units will be issued separately and will be separately transferable.

The closing of the Offering is expected to take place on March 29, 2019, subject to the satisfaction of customary closing conditions. The Company estimates that the net proceeds from the sale of the Units will be approximately $4.65 million after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for planned clinical trials, preclinical programs, for other research and development activities and for general corporate purposes.

The Units are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-219434), which became effective on August 21, 2017.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Pursuant to the Underwriting Agreement, the Company agreed to issue to Oppenheimer & Co. Inc. a warrant (the “Underwriter Warrant”) to purchase up to 367,500 shares of Common Stock, which equates to 7.0% of the number of shares of Common Stock to be issued and sold in the Offering. The exercise price of the Underwriter Warrant will be $1.10 per share. The Underwriter Warrant has been deemed underwriting compensation by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and therefore shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the Offering, pursuant to Rule 5110(g)(1) of FINRA’s Rules.

The Company agreed to a 75-day “lock-up” (60 days in the case of sales of Common Stock pursuant to its existing equity line with Lincoln Park Capital) and the Company’s executive officers and directors agreed to a 90-day “lock-up” with respect to shares of Common Stock and other securities beneficially owned, including securities that are convertible into, or exchangeable or exercisable for, shares of Common Stock. Subject to certain exceptions, during the applicable lock-up period, the Company and its executive officers and directors may not offer, sell, pledge or otherwise dispose of the foregoing securities without the prior written consent of Oppenheimer & Co. Inc.

The foregoing description of the material terms of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the material terms of the Warrant and Underwriter Warrant is not complete and is qualified in its entirety by reference to the full text of the form of Warrant and Underwriter Warrant, copies of which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference.

The legal opinion of Schiff Hardin LLP, counsel to the Company, relating to the securities offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

The Company issued a press release on March 26, 2019 announcing the launch of the Offering and on March 27, 2019 announcing the pricing of the Offering. The full text of the press releases issued in connection with these announcements are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 27, 2019, by and between the Company and Oppenheimer & Co. Inc.

4.1	Form of Warrant included in Unit

4.2	Form of Underwriter Warrant

5.1	Opinion of Schiff Hardin LLP.

23.1	Consent of Schiff Hardin LLP (included in Exhibit 5.1).

99.1	Press Release issued March 26, 2019.

99.2	Press Release issued March 27, 2019.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULIN BIOTECH, INC.

Date: March 28, 2019
	By:	/s/ Jonathan P. Foster
Jonathan P. Foster
Chief Financial Officer